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                                                                EXHIBIT 2(k)(ii)

                        ADMINISTRATIVE SERVICES AGREEMENT

     THIS ADMINISTRATIVE SERVICES AGREEMENT dated as of December 11, 2001 is made and entered into by and between Undiscovered Managers, LLC, a Delaware limited liability company ("Undiscovered Managers"), and UM Investment Trust, a Massachusetts business trust (the "Fund").

     WHEREAS, it is anticipated that the Fund will be registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to retain Undiscovered Managers to render certain administrative services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto, and Undiscovered Managers is willing to render such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Undiscovered Managers, at its expense, will furnish all administrative services to the Fund, including but not limited to corporate secretarial, treasury, blue sky (but excluding the payment of blue sky filing fees, which will be paid directly by the Fund) and fund accounting services, in each case to the extent that any such services are not provided to the Fund by any of the Fund's other service providers. In its provision of such administrative services, Undiscovered Managers, among other things, will provide: (i) suitable office space for the Fund, (ii) all necessary administrative facilities and equipment, and (iii) bookkeeping and clerical personnel necessary for the efficient conduct of the affairs of the Fund.

     2. The Fund hereby appoints Undiscovered Managers to act as its administrator, and will pay to Undiscovered Managers as compensation for the services rendered and for the facilities furnished by Undiscovered Managers, a fee computed and paid monthly at the annual rate of 0.365% of the average net asset value of the Fund. Such average net asset value shall be determined for each calendar month by averaging the value of the Fund's net assets on the last business day of such month with the value of the Fund's net assets on the last business day of the immediately preceding calendar month, while this Agreement is in effect.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers hereunto duly authorized all as of the day and year first above written.

                                 UM INVESTMENT TRUST

                                 By: /s/ Mark P. Hurley
                                     -------------------------------------------
                                     Name: Mark P. Hurley
                                     Title: President

                                 UNDISCOVERED MANAGERS, LLC

                                 By: /s/ Mark P. Hurley
                                     -------------------------------------------
                                     Name: Mark P. Hurley
                                     Title: Chairman and Chief Executive Officer

                                     NOTICE

     A copy of the Agreement and Declaration of Trust establishing UM Investment Trust (the "Fund") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

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                                   Schedule A

UM Multi-Strategy Fund

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